Exhibit 3.1

PROPOSED RESOLUTIONS TO BE ADOPTED BY

THE BOARD OF DIRECTORS OF

CELSION CORPORATION

Approval of Amendment to the Amended and Restated By-Laws

WHEREAS, pursuant to article X of the Amended and Restated By-laws of the Company (the “By-laws”), the By-laws may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the directors then in office.

WHEREAS, The Board of Directors deems it advisable and in the best interests of the stockholders of the Company to approve, ratify and confirm the adoption of an Amendment to the Amended and Restated By-laws substantially in the form attached hereto as Exhibit A (the “Amendment”) to designate the United States District court for the District of New Jersey as the exclusive jurisdiction for any litigation arising under the Securities Act of 1933, as amended.

NOW, THEREFORE, BE IT

RESOLVED: That adoption of the Amendment be, and hereby is, approved, confirmed and ratified.

Exhibit A

AMENDMENT TO THE

AMENDED AND RESTATED

BY-LAWS

OF

CELSION CORPORATION

(the “Corporation”)

ARTICLE IX of the Amended and Restated By-laws of the Corporation (the “By-laws”), is hereby amended by adding a new section 9.8 to read as follows:

SECTION 8. Exclusive Jurisdiction of Delaware Courts or the United States District Court for the District of New Jersey. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for state law claims for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or the Certificate or By-laws, (iv) any action to interpret, apply, enforce or determine the validity of the Certificate or By-laws, or (v) any action asserting a claim against the Corporation governed by the internal affairs doctrine (the “Delaware Forum Provision”). The Delaware Forum Provision shall not apply to any claims arising under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”). In addition, unless the Corporation consents in writing to the selection of an alternative forum, the United States District Court for the District of New Jersey shall be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 9.8.